Exhibit 16



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by the Santa Fe Energy Trust (the "Trust") (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Trust's Form 8-K report dated December 11, 2000. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,


PRICEWATERHOUSECOOPERS LLP


Houston, Texas
December 15, 2000